EXHIBIT 1

AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need to be filed with respect to the ownership by each of the undersigned of shares of common stock, $.01 par value per share, of Atlantic Data Services, Inc.

     EXECUTED as a sealed instrument on this 14th day of February 2003.

/s/ Robert W. Howe

Robert W. Howe

/s/ William H. Gallagher

William H. Gallagher